Exhibit E

Execution

CONVERTIBLE BOND PURCHASE AGREEMENT (this “Agreement”) made on July 14, 2015

AMONG:

(1)	Moocon Education Limited, a company with limited liability incorporated in the British Virgin Islands with its registered office at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, PO Box 146, Road Town, Tortola, the British Virgin Islands, whose sole shareholder is the Founder (the “Issuer”);

(2)	HAN Shaoyun, a PRC passport holder (passport number: ***) (the “Founder”);

(3)	Talent Wise Investment Limited, an exempted company with limited liability incorporated in Cayman Islands with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Investor”); and

(4)	Talent Fortune Investment Limited, an exempted company with limited liability incorporated in Cayman Islands with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Investor Affiliate”).

RECITALS:

(A)	The Founder is a founder of Tarena International, Inc. (“Listco”), a limited liability company organized and existing under the laws of Cayman Islands, whose shares are listed on The NASDAQ Global Select Market (“NASDAQ”).

(B)	The Investor Affiliate and Connion (as defined below), an Affiliate of the Founder, entered to the Share Purchase Agreements (as defined below) in respect of the purchase of certain shares of Listco. The Issuer Group (as defined below) wishes to seek funding from the Investor for purchasing the shares of Listco in accordance with the Share Purchase Agreements.

(C)	The Issuer wishes to (a) issue and sell to the Investor a convertible bond in the aggregate principal amount of US$20,500,000 in the form attached hereto as Exhibit A (the “Bond”), which will be convertible into ordinary shares of US$0.000001 par value per share in the capital of the Issuer (“Shares”) and (b) use all of the proceeds of from the issuance of the Bond to pay the purchase prices under the Share Purchase Agreements.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Affiliate” of a Person (the “Subject Person”) means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person. In the case of the Investor, the term “Affiliate” includes (v) any shareholder of the Investor, (w) any of such shareholder’s general partners or limited partners, (x) the fund manager managing such shareholder (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such individuals referred to in (w) or (x).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or New York City are required or authorized by law or executive order to be closed.

“Calculation Date” means a day on which the NASDAQ is generally open for trading in shares.

“Chargors” means the Issuer and Techedu Limited and any other chargor under any Additional Share Charge Agreement(Listco).

“Commission” means the United States Securities and Exchange Commission.

“Competitors” means (i) the entities as set forth in Schedule 4 hereto and (ii) for each such entity, such entity’ Affiliates.

“Completion” means the completion of the issuance and purchase of the Bond.

“Completion Date” means the date and time at which Completion takes place.

“Connion” means Connion Capital Limited, a limited liability company incorporated under the laws of the British Virgin Islands and an Affiliate of the Founder.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders of such liability shall be protected (in whole or in part) against loss with respect thereto.

“Control” of a Person means (a) ownership of more than fifty percent (50%) of the shares in issue or other equity interests or registered capital of such Person or (b) the power to direct the management or policies of such Person, whether through ownership or voting proxy of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Conversion Shares” means Shares issued upon conversion of the Bond.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security interest or any other encumbrance but which has an economic or financial effect similar to the granting of security interest or any other encumbrance under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s shares, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Goldman Sachs” means Goldman Sachs Investment Partners Master Fund, L.P. and Goldman Sachs Investment Partners Private Opportunities Holdings, L.P.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulatory body, whether domestic or foreign, in each case having competent jurisdiction.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IDG” means IDG Technology Venture Investments, L.P.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement, whether or not classified as a capital lease in accordance with generally accepted accounting principles, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Investor Group” means the Investor and the Investor Affiliate, and “Investor Group Member” means any of them as the context may require.

“Investor Group Pro Rata Share” means the proportion that the number of shares of Listco held by the Investor Group bears to the aggregate number of all shares of Listco, in each case on a fully-diluted basis.

“Issuer Group” means the Founder and the Issuer, and “Issuer Group Member” means any of them as the context may require.

“Listco Group” means the Listco and its Subsidiaries, and a member of “Listco Group” means any of them.

“LTV” means, on any Calculation Date, the ratio of:

(a)	the aggregate of the outstanding principal amount of the Bond and interest accrued thereon; to

(b)	the product of the Closing Price and the aggregate number of the Initial Charged Shares of Listco (under the Share Charge Agreements(Listco) and if any, the Additional Charged Shares of Listco (to the extent that the charge over the Additional Charged Shares of Listco has not been released in accordance with the terms of this Agreement and the Share Charged Agreements).

“Obligors” means the Founder, the Issuer, Connion and the Chargors, and “Obligor” means any of them, as the context may require.

“Party” or “Parties” means any signatory or the signatories to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, first cousin, uncle, aunt, nephew, niece or in-laws of such person or spouse.

“SEC Reports” means all material reports, schedules, forms, statements and other documents filed or required to be filed by any Issuer Group Member or Listco with the Commission under the Securities Act and the Exchange Act including the exhibits thereto, documents incorporated by reference therein and any materials filed or furnished under the Exchange Act, whether or not any such reports were required.

“Share Charge Agreements(Listco)” means, collectively, the share charge agreement between the Issuer and the Investor and the share charge agreement between Techedu Limited and the Investor, both in respect of charge over shares in Listco and in the form attached hereto as Exhibit C.

“Share Charge Agreements” means the Share Charge Agreements(Listco) and any Additional Share Charge Agreement(Listco).

“Share Purchase Agreements” means the following agreements in respect of transfer of Listco’s shares:

(a)	the share purchase agreement dated June 13, 2015 among the Investor Affiliate, Connion, Goldman Sachs; and

(b)	the share purchase agreement dated June 13, 2015 among the Investor Affiliate, Connion and IDG.

“Subsidiary” of any Person (the “Parent”) means any other Person directly or indirectly Controlled by the Parent, provided that a Subsidiary of the Founder shall not include any member of the Listco Group.

“Tax” means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including, without limitation, income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other body in any jurisdiction and any interest, addition to tax, penalty, surcharge or fine in connection therewith.

“Tax Authority” means any Governmental Authority which imposes any Tax in any jurisdiction.

“Tax Returns” means any and all reports, returns, declarations, disclosures, or statements supplied or required to be supplied to a Tax Authority in connection with any Tax, including any schedule, attachment or amendment thereto.

“Transaction Documents” means this Agreement, the Bond, the Share Charge Agreements and the Share Purchase Agreements. A “Transaction Document” means any of them, as the context may require.

“US$” means United States Dollars, the lawful currency of the United States of America.

1.2	Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

“Additional Charged Shares of Listco”	Section 8.2(a)
“Additional Share Charge Agreement(Listco)”	Section 8.2
“Agreement”	Preamble
“Bond”	Recital
“Claims”	Section 5.6
“Closing Price”	Section 8.2
“Confidential Information”	Section 6.1
“Consideration”	Section 2.1
“Event of Default”	Section 4 of Exhibit A
“Founder”	Preamble
“Indemnified Party”	Section 5.6
“Initial Charged Shares of Listco”	Section 8.1
“Investor”	Preamble
“Investor Affiliate”	Preamble
“Investor Observer”	Section 7.9
“Investor Warranties”	Section 5.2
“Issuer”	Preamble
“Issuer Group Warranties”	Section 5.1
“Listco”	Recital
“Losses”	Section 5.6
“NASDAQ”	Recital
“Offeree”	Section 7.6(b)
“Proceeds”	Section 2.3
“Proposed Issuance”	Section 7.7(b)
“Proposed Recipient”	Section 7.7(a)
“Representatives”	Section 6.1
“Shares”	Recital
“Significant Transfer”	Section 7.6(a)
“Tag-Along Right”	Section 7.6(b)
“Top-Up Event”	Section 8.2
“Transfer”	Section 7.3(a)
“Transferee”	Section 7.6(a)
“Transferring Party”	Section 7.6(a)
“Transfer Notice”	Section 7.6(a)

1.3	Interpretation.

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(c)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(d)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(e)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(f)	References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.

(g)	Knowledge. Where any statement is qualified by the expression “to the knowledge of a Person” or any similar expression, that statement shall, unless otherwise stated, be deemed to refer to the knowledge of a prudent Person in the position of such Person who shall be deemed to have knowledge of such matters as he would have discovered, had he made such enquiries and investigations as a prudent Person would have made to confirm the subject matter of the statement.

(h)	Share Calculations. In calculations of share numbers, (i) references to “fully diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged and (ii) references to an “as converted basis” mean that the calculation should be made assuming that the Bond has been so converted. Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date.

(i)	Founder’s Obligations. Where the Founder is required to perform his obligations hereunder, unless the context otherwise requires, he shall act in every capacity that he has, including as a director of Listco, a chief executive officer of Listco and a holder directly or indirectly holding shares or other Equity Securities in Listco or the Issuer, subject to applicable law, the rules of NASDAQ or any other stock exchange on which any share of the Listco is listed, including the fiduciary duties of the Founder under applicable law where he acts in his capacity as a director of Listco.

(j)	Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

(k)	Language. This Agreement is drawn up in the English language.

SECTION 2

SALE AND PURCHASE OF THE BONDS

2.1	Bond. Upon the terms and subject to the conditions of this Agreement, the Investor agrees to purchase, and the Issuer agrees to issue and sell to the Investor at Completion, the Bond for a total purchase price of US$20,500,000 (the “Consideration”).

2.2	Consideration. Upon the terms and subject to the conditions of this Agreement, the Investor shall pay the Consideration at Completion in the manner as set forth in Section 4.2(b).

2.3	Use of Proceeds. The Issuer shall use all of the proceeds from the issuance of the Bond (the “Proceeds”) to pay the purchase prices for the Founder Target Shares (as defined in the Share Purchase Agreements) under the Share Purchase Agreements.

SECTION 3

CONDITIONS PRECEDENT TO COMPLETION

3.1	Conditions Precedent to Obligations of the Investor at Completion. The obligation of the Investor to complete the purchase of the Bond at Completion is subject to the fulfillment, prior to or simultaneously with Completion, of the following conditions, any one or more of which may be waived in writing by the Investor:

(a)	the Issuer Group Warranties remaining true and correct on the Completion Date as provided in Section 5.5;

(b)	the Issuer and the other Obligors having performed and complied with all of its agreements and obligations contained in the Transaction Documents to which it is a party that are required to be performed or complied with by it on or before Completion;

(c)	the Issuer and the other Obligors having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of each Transaction Document to which it is a party and the transactions contemplated thereby;

(d)	all consents and approvals of, notices to and filings or registrations with any Governmental Authority or any other Person required pursuant to any applicable law of any Governmental Authority, or pursuant to any contract binding on the Obligors or whereby their respective assets are subject or bound, to consummate the transactions contemplated under this Agreement and the other Transaction Documents (to the extent that such transactions are to be completed on or prior to the Completion Date) having been obtained or made, and copies thereof having been provided to the Investor (each certified by a duly authorized director to be true, complete and correct copies thereof as of the Completion Date);

(e)	there being no Governmental Authority or other Person that has instituted or threatened any legal, arbitral or administrative proceedings or inquiry against the Issuer or any other Obligor to restrain or prohibit the transaction contemplated hereby or under any Transaction Document;

(f)	each of the Transaction Documents having been executed by each party thereto other than the Investor Group and delivered to the Investor Group;

(g)	except for the condition set forth in clause 6.3 (Condition to Obligations of the Founder Purchaser; Funding) of each Share Purchase Agreement, all conditions precedent to the Founder Closing (as defined in each Share Purchase Agreement) having been satisfied or waived in accordance with the terms thereof;

(h)	Connion having assigned each Share Purchase Agreement to the Issuer;

(i)	there having been since the date of this Agreement, no material adverse change in, and no change in circumstances that has or would result in a material adverse impact on the business, operations, properties or financial condition or prospects of any Obligor;

(j)	no SEC Report filed or furnished, at the time they were filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement or the Completion Date, then on the date of such filing and as amended or superseded), containing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(k)	the Issuer having delivered to the Investor a certificate, dated the Completion Date and signed by an authorized signatory of the Issuer, certifying that the conditions set forth in this Section 3.1 have been satisfied.

3.2	Conditions Precedent to Obligations of Issuer at Completion. The Issuer’s obligation to complete the issuance of the Bond at Completion is subject to the fulfillment, prior to or simultaneously with Completion, of the following conditions, any one or more of which may be waived by the Issuer:

(a)	the Investor Warranties remaining true and correct on the Completion Date as provided in Section 5.5;

(b)	each Investor Group Member having performed and complied with all of its agreements and obligations contained in the Transaction Documents to which it is a party that are required to be performed or complied with by it on or before Completion;

(c)	each Investor Group Member having duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of each Transaction Document to which it is as a party and the transactions contemplated thereby;

(d)	there being no Governmental Authority or other Person that has instituted or threatened any legal, arbitral or administrative proceedings or inquiry against any Investor Group Member to restrain or prohibit the transaction contemplated hereby;

(e)	this Agreement having been executed by each party thereto other than the Obligors and delivered to the Issuer Group;

(f)	except (i) for the condition set forth in clause 6.3 (Condition to Obligations of the Founder Purchaser; Funding) of each Share Purchase Agreement and (ii) where a condition is not satisfied solely due to the failure of Connion (or its permitted assignee) to use its reasonable commercial efforts to consummate the transactions contemplated by each Share Purchase Agreement, all conditions precedent to the Founder Closing (as defined in each Share Purchase Agreement) having been satisfied or waived in accordance with the terms thereof; and

(g)	the Investor having delivered to the Issuer a certificate, dated the Completion Date and signed by an authorized signatory of the Investor, certifying that the conditions set forth in this Section 3.2 have been satisfied.

3.3	Notices of Breaches. Each of the Issuer Group and the Investor Group shall give the other group prompt notice of any event, condition or circumstance occurring prior to the Completion Date that would constitute a breach by any member of such group of any terms and conditions contained in this Agreement.

SECTION 4

COMPLETION ACTIONS

4.1	Time and Place of Completion. Completion shall take place remotely by electronic transmission on the Founder Closing Date (as defined in the Share Purchase Agreements) (or at such other time and place as the Parties may agree or as may be determined pursuant to Section 4.3), provided that all the conditions precedent set forth in Sections 3.1 and 3.2 (other than those conditions precedent that by their terms cannot be fulfilled until Completion) have been satisfied or waived in writing on or prior to such date.

4.2	Actions at Completion. At Completion,

(a)	the Issuer shall issue the Bond to the Investor free and clear of all Encumbrances; and

(b)	the Investor shall pay the Consideration to the Issuer, and the Issuer hereby irrevocably instructs the Investor to pay the Consideration in the following manner:

(i)	the Investor shall pay US$12,675,488.25 to the accounts designated by Goldman Sachs, the details of which are set forth in Schedule 5; and

(ii)	the Investor shall pay US$7,824,511.75 to the account designated by IDG, the details of which are set forth in Schedule 5,

as discharge of the Issuer’s obligations to pay the purchase prices of the Founder Target Shares (as defined in the Share Purchase Agreements) to Goldman Sachs and IDG under the Share Purchase Agreements, and the payment pursuant to the above sub-section (b)(i) and (ii) shall be treated as a full discharge of the obligation of the Investor to pay the Consideration to the Issuer.

4.3	Actions if Conditions not Fulfilled. If any condition set forth in Section 3 shall not have been fulfilled or waived in writing by the Founder Closing Date,

(a)	the Investor, in the case of a failure of any of the conditions set forth in Section 3.1 by the Issuer Group, may, at its option, without prejudice to its rights hereunder and in accordance with applicable law:

(i)	defer Completion to a later date;

(ii)	so far as practicable, proceed to Completion; or

(iii)	terminate this Agreement, in accordance with Section 10.2; and

(b)	the Issuer, in the case of a failure of any of the conditions set forth in Section 3.2 by the Investor Group, may, at its option, without prejudice to its rights hereunder and in accordance with applicable law:

(i)	defer Completion to a later date;

(ii)	so far as practicable, proceed to Completion; or

(iii)	terminate this Agreement in accordance with Section 10.2.

SECTION 5

REPRESENTATIONS, WARRANTIES AND INDEMNITY

5.1	Issuer Group Warranties. Each of the Issuer Group Member represents and warrants to the Investor in the terms of the warranties set forth in Schedule 2 (such warranties, the “Issuer Group Warranties”) and acknowledges that the Investor in entering into this Agreement is relying on the Issuer Group Warranties.

5.2	Investor Warranties. The Investor represents and warrants to each of the Issuer Group Member in the terms of the warranties set forth in Schedule 3 (such warranties, the “Investor Warranties”) and acknowledges that the Issuer in entering into this Agreement is relying on the Investor Warranties.

5.3	No Prejudice to Claims. No investigation by or on behalf of any Investor Group Member shall prejudice any claim made by it, under the indemnity contained in Section 5.6 or operate to reduce any amount recoverable thereunder. It shall not be a defense to any claim against an Obligor that an Investor Group Member knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim.

5.4	Separate and Independent. The Issuer Group Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

5.5	Bring-Down to Completion. The Issuer Group Warranties shall be deemed to be repeated as at the Completion Date as if they were made on and as of the Completion Date and all references therein to the date of this Agreement were references to the Completion Date. The Investor Warranties shall be deemed to be repeated as at the Completion Date as if they were made on and as of the Completion Date and all references therein to the date of this Agreement were references to the Completion Date.

5.6	Indemnity. Each Issuer Group Member shall indemnify the Investor and its Affiliates (collectively, the “Indemnified Parties”), against, and hold such Indemnified Party harmless from, all losses, claims, damages, liabilities and related expenses (including the expenses of preparation and reasonable attorneys’ fees and disbursements) (collectively, the “Losses”) incurred by an Indemnified Party in connection with all claims, actions, proceedings, investigations, demands, judgments and awards (together “Claims”) against or otherwise involve the Indemnified Party, in connection with or arising out of (i) any breach by any Obligor of the representations, warranties or covenants or agreements given by it under this Agreement or any other Transaction Document (excluding the Share Purchase Agreements) to the Investor Group, (ii) any failure by any Issuer Group Member to comply with any statute or regulation (including any requirement of statute or regulation in relation to Tax) in relation to the issue and sale of the Bond, redemption or conversion of the Bond or other transactions under any other Transaction Document (excluding the Share Purchase Agreements), or (iii) any investigation, preparation, dispute or defense of, or provision of evidence in connection with, any Claim arising out of clauses (i) or (ii) above (whether or not the Indemnified Party is an actual or potential party to such Claim) or establishment of any Claim arising out of clauses (i) or (ii) above or mitigation of any Loss on its part or otherwise enforcement of its rights under this Section 5.6, which shall be additional and without prejudice to any rights which the Indemnified Party may have at common law or otherwise, provided that (i) no Issuer Group Member shall be liable under this Section 5.6 unless the aggregate amount of Losses exceeds US$500,000 in which case the Issuer Group Members shall be liable for all such Losses, and (ii) the maximum aggregate liability of the Issuer Group shall not exceed US$22,800,000.

5.7	Limited Recourse to Founder. Notwithstanding anything in this Agreement to the contrary, no Party shall seek any claim against the Founder’s personal assets other than his direct or indirect right or interest related to the Charged Assets (as defined in each Share Charge Agreement), unless the Founder breaches its obligations under Section 8.2 (Top-Up) of this Agreement or any restriction on Transfer of shares in the Issuer or Listco under this Agreement or any other Transaction Document.

5.8	Survival. The representations and warranties made by an Issuer Group Member under this Agreement shall continue in full force and effect until the end of the twenty-seventh (27th) month following the Completion Date. The agreements and undertakings made by an Issuer Group Member under this Agreement shall continue in full force and effect notwithstanding completion of the arrangements for the issue and sale of the Bond.

SECTION 6

CONFIDENTIALITY

6.1	General Obligation. Each of the Issuer Group Members and the Investor Group Members undertakes to each member of the other group that it shall not reveal, and that it shall use its commercially reasonable efforts to procure that its respective directors, equity interest holders, officers, employees, agents, counsel and advisors who are in receipt of any Confidential Information (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the concerned Party or use any Confidential Information in such manner that is detrimental to the concerned Party. The term “Confidential Information” as used in this Section 6 means: (a) any non-public information concerning the organization, structure, business or financial results or condition of any Party; (b) the terms of this Agreement and any other Transaction Document, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

6.2	Exceptions. The provisions of Section 6.1 shall not apply to:

(a)	disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)	disclosure by a Party to a Representative or an Affiliate if such Representative or Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)	disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 6.2(c) with respect to any dispute arising out of or relating to this Agreement;

(d)	disclosure by a Party to its permitted transferees or assignees; or

(e)	disclosure by an Investor Group Member or its Affiliates of Confidential Information that is reasonably necessary in connection with its reporting requirements to its limited partners in the ordinary course of business.

6.3	Publicity. Except as required by law, by any Governmental Authority or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party; provided that any such publicity release or public announcement shall be reviewed and agreed by the Parties prior to its release.

SECTION 7

COVENANTS AND UNDERTAKINGS

7.1	Benefit of Covenants.

(a)	The covenants of the Issuer Group under this Section 7 shall be for the sole benefit of the Investor Group, its successors and its permitted transferees or assigns. For the avoidance of doubt, the covenants of the Issuer Group under this Section 7 shall not arise unless and until Completion and the issuance of the Bond, if at all.

(b)	The covenants of the Investor Group under this Section 7 shall be for the sole benefit of each Issuer Group Member, its successors and its permitted transferees or assigns. For the avoidance of doubt, the covenants of the Investor Group under this Section 7 shall not arise unless and until Completion and the issuance of the Bond, if at all.

7.2	Compliance with Law; Disclosure of Criminal or Regulatory Investigation. The Issuer shall comply in all material respects with all applicable laws. The Issuer shall keep the Investor promptly informed of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or material action involving the Issuer or any director, officer or, to the extent feasible, any other Person acting for or on behalf of the Issuer, so that the counterparty shall have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to the counterparty that might arise from such criminal or regulatory investigation or action. The Issuer and any director or officer shall, and the Issuer shall use commercially reasonable efforts to cause any other Person acting for or on behalf of the Issuer to, reasonably cooperate with the Investor in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including, its legally permissible, by providing an opportunity review written submissions in advance, attend meetings with authorities, coordinate and provide assistance in meeting with regulators and, by making a public announcement of such matters). The provisions in this Section 7.2 shall be in full force and effect only for as long as the Investor owns any Bond, provided, however, that if there is any criminal or regulatory investigation or material action that has occurred prior to conversion of the Bond, the Issuer shall continue to perform its obligations under this Section 7.2 in respect of such criminal or regulatory investigation or material action.

7.3	Restrictions on Actions. Conditional upon Completion and the issuance of the Bond, other than the transactions contemplated under the Transaction Documents:

(a)	only for as long as the Investor Group owns any Bond or Conversion Share, without prejudice to other restrictions set forth in this Section 7 including Section 7.5 (Transfer Limitation), the Founder shall not directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or grant any right, title or interest (including any contractual or other legal arranging having the effect of transferring any or all of the benefits of ownership) in, or suffer to exist any Encumbrance (each, a “Transfer”) any shares in the Issuer, except (i) and to the extent necessary to give effect to the provisions contained in this Agreement or any other Transaction Document, (ii) in compliance with the provision of this Section 7 or (iii) with the Investor’s prior written consent;

(b)	only for as long as the Investor Group owns any Bond, without prejudice to other restrictions set forth in this Section 7, the Issuer shall not Transfer any share in Listco, except (i) and to the extent necessary to give effect to the provisions contained in this Agreement or any other Transaction Document, (ii) in compliance with the provision of this Section 7 or (iii) with the Investor’s prior written consent;

(c)	only for as long as the Investor owns any Bond, without the prior written consent of the Investor, the Issuer shall not, and the Founder shall procure the Issuer not to:

(i)	amend, modify or waive any provisions of its charter documents;

(ii)	change its name;

(iii)	engage in any business other than implementation of the Transaction Documents;

(iv)	merge, amalgamate or consolidate with any other entity;

(v)	issue, redeem, repurchase any securities (including any Equity Securities or any debt or other securities of any kind) of any type or class;

(vi)	undertake any recapitalization or similar transaction, or consolidate, sub-divide, convert, reclassify or redesignate its share capital;

(vii)	change its auditors or change the accounting policies (including financial year end);

(viii)	change its jurisdiction of incorporation;

(ix)	establish any joint venture, partnership, branch or subsidiary;

(x)	pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;

(xi)	make any investment or incur any commitment;

(xii)	borrow any sum or obtain any financial facilities;

(xiii)	declare any dividend, make any payment or other distribution to any shareholder (whether in cash, securities, property or other assets), or set any policy regarding the same;

(xiv)	change the size or composition of its board of directors or any committee thereof;

(xv)	sell, dispose of or transfer any of its assets, business or shares; or

(xvi)	incur any Indebtedness (other than any reasonable and customary corporate agent fee and government charge that (x) are incurred solely for the purpose of maintaining the corporate existence and good standing of the Issuer and (y), if the Bond is converted, shall be reimbursed by the Founder on or prior to conversion of the Bond) or create any Encumbrance over the whole or any part of its undertaking, property or assets; or

(xvii)	enter into or permit any transaction, directly or indirectly, with any Person (other than any reasonable and customary corporate agent engagement solely for the purpose of maintaining the corporate existence and good standing of the Issuer); and

(d)	only for so long as the Investor Group holds not less than 4,195,662 shares in Listco and the Issuer has not redeemed the Bond in full, without the approval of the Investor, neither the Founder nor its Subsidiaries including the Issuer shall agree to have any member of the Listco Group to take any of the following actions:

(i)	issue any securities (including any Equity Securities or any debt or other securities of any kind) of any type or class, carry out any equity financing or undertake any obligation in relation to any of the above, provided that this Section 7.3(d)(i) shall not apply to (x) any grant of share-based awards pursuant to share incentive plans of Listco or any exercise of share-based awards granted pursuant to any existing share incentive plan of Listco (which plan is adopted on or prior to the date hereof), (y) any issuance of Class A ordinary shares of Listco upon the conversion of Class B ordinary shares of Listco pursuant to Listco’s memorandum and articles of association or (z) any issuance of Equity Security in connection with any share dividend, subdivision, combination or reclassification of capital stock in which all shareholders of Listco are entitled to participate on a pro rata basis;

(ii)	merge, amalgamate or reorganization, or acquisition, in each case exceeding US$10 million, or take any action which would result in a change of control or a transfer of its asset the value of which is US$10 million or more;

(iii)	carry out business other than education business in its nature; or

(iv)	delist or change its listing place, or take any other actions which may affect the liquidity of the Investor Group’s investment contemplated under the Transaction Documents, provided that the Investor Group shall provide support if Listco intends to list its shares or its subsidiary’s shares in a stock exchange located in the People’s Republic of China.

7.4	Lockup Period.

(a)	For the period commencing from the issuance date of the Bond and ending on the last day of the sixth (6) month after the issuance date of the Bond, the Founder shall not, and shall procure its Subsidiaries not to, directly or indirectly sell, give, assign, dispose of or transfer any shares in Listco.

(b)	For the period commencing from the issuance date of the Bond and ending on the last day of the sixth (6) month after the issuance date of the Bond, each Investor Group Member shall not, and each Investor Group Member shall procure its Affiliates not to, directly or indirectly sell, give, assign, dispose of or transfer any shares in Listco, except where there is an Event of Default.

7.5	Transfer Limitation.

(a)	Notwithstanding any other provision of this Agreement, and conditional upon Completion and beginning from the Completion Date, only for as long as the Investor Group owns any Bond, Conversion Shares or shares of Listco acquired pursuant to the Share Purchase Agreements, the Founder shall not, and shall procure its Subsidiaries not to, sell, give, assign, dispose of or transfer, directly or indirectly, an aggregate of 5,687,905 or more shares in Listco through one or more transactions, without the prior written consent of the Investor.

(b)	Without the Founder’s prior written consent, no Investor Group Member shall (i) assign this Agreement or any of its rights or obligations hereunder to a Competitor or (ii) sell, give, assign, dispose of or transfer any Bond, Conversion Share or share in Listco acquired pursuant to the Share Purchase Agreements to a Competitor; provided, however, that this Section 7.5(b) shall not apply where (i) there is an Event of Default or (ii) an Investor Group Member transfer shares in Listco through a public sale (including a block trade through a broker or underwriter).

7.6	Investor Group’s Tag-Along Rights.

(a)	Transfer Notice. Subject to any other restrictions under this Agreement or any other Transaction Document, if the Founder or any of his Subsidiaries (the “Transferring Party”) proposes to make a sale, disposition or transfer of shares in Listco and the number of the shares being sold, disposed of or transferred equals or exceeds 50% of the shares in Listco held by the Founder directly or indirectly through his Subsidiaries (a “Significant Transfer”), the Transferring Party shall deliver a transfer notice (the “Transfer Notice”) which shall include, in addition to those items specified in Section 7.6(b), (i) the name of the proposed transferee (the “Transferee”), (ii) the number and class of shares in Listco that the Founder then directly owns or indirectly owns through his Subsidiaries, (iii) the expected date of consummation of the Significant Transfer, (iv) a representation that the Transferee has been informed of the Tag-Along Rights provided for in Section 7.6 and has agreed to purchase the shares required to be purchased in accordance with the terms of this Section 7.6 and (v) a representation that no consideration, tangible or intangible, is being provided to the Transferring Party that is not reflected in the price to be paid to the Offeree exercising its Tag-Along Rights hereunder. Such Transfer Notice shall be accompanied by true and complete copies of all agreements between the Transferring Party and the Transferee regarding the Significant Transfer.

(b)	Tag-Along Rights. Any Investor Group Member (the “Offeree”) shall have the right (the “Tag-Along Right”) but not the obligation to require the Transferee in a Significant Transfer to purchase from such Offeree, for the same consideration per share of Listco and upon the same terms and conditions as to be paid and given to the Transferring Party, up to a maximum of the number of shares of Listco held by such Offeree multiplied by a fraction, the numerator of which is the number of the shares of Listco proposed to be Transferred by the Transferring Party and the denominator of which is the total number of the shares of Listco held by the Founder directly or indirectly through his Subsidiaries; provided, however, that the Offeree shall not be required, in connection with the Significant Transfer, to make any representation or warranty solely concerning any member of the Listco Group.

(c)	Tag-Along Notice. Within 30 days after receiving the Transfer Notice with respect to a Significant Transfer, each Offeree who elects to exercise its Tag-Along Right shall deliver a written notice of such election to the Transferring Party, specifying the number of shares with respect to which it has elected to exercise its Tag-Along Right.

(d)	Consummation. Where an Offeree has properly elected to exercise its Tag-Along Right and the Transferee fails to purchase the shares of Listco from such Offeree, the Transferring Party shall not make the Significant Transfer, and if purported to be made, such Significant Transfer shall be void.

(e)	The provisions in this Section 7.6 shall not become effective or enforceable unless and until Completion and the issuance of the Bond, if at all, and shall remain in full force and effect only for as long as the Investor Group owns not less than 3,413,132 shares in Listco.

7.7	Investor Group’s Preemptive Rights

(a)	Restrictions. The Founder shall not agree to have Listco to issue any share or any other Equity Security of any type or class to any Person (the “Proposed Recipient”) unless Listco has offered the Investor Group in accordance with the provisions of this Section 7.7 the right to purchase the Investor Group Pro Rata Share of such issuance for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient; provided that the foregoing restriction shall not apply to (i) any grant of share-based awards pursuant to any share incentive plan of Listco (which plan is adopted on or prior to the date hereof), (ii) any exercise of share-based awards granted pursuant to such share incentive plan of Listco, (iii) any issuance of Class A ordinary shares of Listco upon the conversion of Class B ordinary shares of Listco, (iv) financing activities for the purpose of purchasing equipment for Listco Group, (v) Equity Security issued in connection with any share dividend, subdivision, combination or reclassification of capital stock in which all shareholders of Listco are entitled to participate on a pro rata basis or (vi) any issuance of Equity Security in consideration of an acquisition or merger (provided that if the Investor’s approval is required for such acquisition or merger pursuant to Section 7.3(d), such approval has been obtained).

(b)	Notice. Not less than 30 days before a proposed issuance of securities other than in connection with an issuance permitted under Section 7.7 (a “Proposed Issuance”), the Founder shall use his commercially reasonable efforts to deliver or use his commercially reasonable efforts to cause to be delivered to the Investor written notice of the Proposed Issuance setting forth (i) the number, type and terms of the securities to be issued, (ii) the consideration to be received by Listco in connection with the Proposed Issuance and (iii) the identity of the Proposed Recipients.

(c)	Exercise of Rights. Within 30 days following delivery of the notice referred to in Section 7.7(b), subject to the consent of Listco which consent the Founder shall use his commercially reasonable efforts to cause Listco to give, any Investor Group Member may exercise its rights under this Section 7.7 by giving written notice to Listco specifying the number of securities to be purchased by it. If the Investor Group fails to give the notice required under this Section 7.7(c) because of the failure or inability of the Founder to deliver, or cause Listco to deliver, the notice contemplated under this Section 7.7, the Founder shall not agree to have Listco to issue any share or any other Equity Security to the Proposed Recipient in the contemplated transaction. The Founder shall not agree to have Listco to complete any Proposed Issuance under this Section 7.7 not purchased by the Investor Group to the Proposed Recipient, unless the Proposed Issuance is completed, on terms and conditions not more favorable than those offered to the Investor Group. If such issuance is not consummated within a 60-day period from the expiration of the 30-day period described above, the Founder shall not agree to have Listco to pursue any Proposed Issuance without again going through the procedures contemplated by this Section 7.7.

(d)	The provisions in this Section 7.7 shall not become effective or enforceable unless and until Completion and the issuance of the Bond, if at all, and shall remain in full force and effect only for a period of two (2) years from the date of this Agreement, provided that the provisions in this Section 7.7 shall immediately terminate and be of no further effect in the event that the Investor Group holds less than 3,413,132 shares in Listco.

7.8	No Avoidance of Restrictions. The provisions set forth in Section 7 cannot be avoided by Transfer of any direct or indirect interest, legal or beneficial, in the Equity Securities in any Person. For purposes of this Section 7, any direct or indirect Transfer of any portion of any Equity Securities in the Issuer or any other Subsidiary of the Founder which directly or indirectly holds shares in Listco shall be deemed to be a Transfer of a corresponding portion of the shares in Listco by the Founder. Any Transfer of shares or any attempt to Transfer any shares in violation of this Section 7 shall be null and void ab initio.

7.9	Investor Observer.

(a)	Conditional upon Completion and beginning from the Completion Date, the Investor Group shall have the right to appoint one (1) observer (the “Investor Observer”) in:

(i)	the Issuer, only for as long as the Issuer has not redeemed the Bond in full; and

(ii)	Listco, only for so long as the Investor Group holds not less than 3,413,132 shares in Listco.

(b)	Conditional upon Completion and beginning from the Completion Date, and subject to Section 7.9(a)(ii), the Founder shall use his commercially reasonable efforts to cause:

(i)	the Investor Observer to have the right to attend all meetings of the board of Listco or the Issuer (as the case may be); and

(ii)	the board of Listco or the Issuer (as the case may be) to provide the Investor Observer with copies of all notices, minutes, consents and other materials and information that it provides to its directors at the same time and in the same manner as provided to its directors, to the extent not in violation of any applicable law or any rule of NASDAQ or any other stock exchange on which any share of the Listco is listed.

7.10	Dividends of Listco. Conditional upon Completion and beginning from the Completion Date, and only for so long as (i) the Investor Group holds not less than 3,413,132 shares in Listco and (ii) the Issuer has not redeemed the Bond in full, the Founder shall use his commercially reasonable efforts to cause Listco to distribute not less than 25-35% of its annual net income to its shareholders in each year.

7.11	Registration Rights. Conditional upon Completion and beginning from the Completion Date, the Founder shall use his commercially reasonable efforts to cause Listco to enter into a registration rights agreement in the form attached hereto as Exhibit B with the Investor Affiliate within 30 days after the date hereof, provided that Listco has obtained prior written consent from Goldman Sachs and IDG for Listco to enter into such registration rights agreement.

7.12	Founder Devotement. Conditional upon Completion and beginning from the Completion Date, and only for so long as the Investor Group holds not less than 1,365,252 shares in Listco, the Founder shall (a) not resign from his current positions as chairman of the board of directors and chief executive officer of Listco and (b) devote most of his time, attention and skill to the performance of his duties in Listco.

7.13	Investor Group’s Right Not to Take Action. Notwithstanding any other provision of this Agreement, no Investor Group Member shall be obligated to take any action or omit to take any action under this Agreement that it believes, in good faith based on the written advice of its counsel, would cause it to be in violation of any applicable law or any rule of NASDAQ or any other stock exchange on which any share of the Listco is listed.

SECTION 8

SECURITIES

8.1	Securities. Conditional upon Completion and the issuance of the Bond, each Issuer Group Member shall procure that each Chargor shall (a) enter into the corresponding Share Charge Agreement with the Investor simultaneously with Completion, (b) charge in total 4,000,000 shares of Listco (the “Initial Charged Shares of Listco”) to the Investor pursuant to the terms of the Share Charge Agreements simultaneously with Completion and (c) perform other obligations thereunder upon entry into the Share Charge Agreements.

8.2	Top-Up. Conditional upon the signing of the Share Charge Agreements, if on any Calculation Date after the Completion Date, the closing price of Listco’s shares on The NASDAQ Global Select Market (the “Closing Price”) is less than US$6 per share, as adjusted for any share split, share consolidation or similar event after the date of this Agreement (a “Top-Up Event”), the Issuer Group shall immediately notify the Investor and take the following actions within 10 Business Days after such Calculation Date:

(a)	charge, or caused to be charged, additional shares of Listco (the “Additional Charged Shares of Listco”) to the Investor which shall become part of the Charged Assets (as defined in the Share Charge Agreements(Listco) or Additional Share Charged Agreement(Listco), as applicable); and / or

(b)	redeem in part or in full the Bond and pay interest accrued thereon in accordance with the terms of the Bond,

such that if the LTV were to be tested as of such Calculation Date on a pro forma basis as if such actions had been taken before such Calculation Date, the LTV would be not more than 50%.

If the Additional Charged Shares of Listco (or any part of them) are not owned by a Chargor or the Investor reasonably requires that a separate share charge agreement in respect of the Additional Charged Shares of Listco shall be entered into, the Founder and each of the other Issuer Group Members shall procure that the owner(s) of the Additional Charged Shares of Listco shall within 10 Business Days after the aforesaid Calculation Date (or, in case where a separate share charge agreement is required by the Investor, within 10 Business Days after the Investor so requires) (i) enter into a share charge agreement (an “Additional Share Charge Agreement(Listco)”) in substantially the same form as the Share Charge Agreements(Listco) with the Investor and (ii) charge the Additional Charged Shares of Listco to the Investor in accordance with the terms thereunder.

8.3	Release. If on any Calculation Date after the date of occurrence of the first Top-Up Event, (x) the Closing Price, as adjusted for any share split, share consolidation or similar event after the date of this Agreement, is more than US$10.25 and (y) the LTV is not more than 50%, the Issuer Group may deliver a written notice to the Investor and require the Investor to release the charge over all or part of the Additional Charged Shares of Listco within 10 Business Days after such notice, provided that:

(a)	as of the date of the proposed release, there is no Event of Default; and

(b)	if the LTV as of the date of the proposed release were recalculated on a pro forma basis taking into account the proposed release (as if such release had been made), no Top-Up Event would occur as a result of such release, and, for the avoidance of doubt, no charge over the Initial Charged Shares of Listco shall be released pursuant to this Section 8.3.

SECTION 9

FEES AND EXPENSES

9.1	Fees and Expense. Each Party shall bear the fees and expenses incurred by it in connection with the transaction contemplated, except otherwise provided in this Agreement or any other Transaction Document.

SECTION 10

TERMINATION

10.1	Effective Date; Termination. This Agreement shall become effective upon execution by all of the Parties and shall continue in force until terminated in accordance with Section 10.2.

10.2	Events of Termination. This Agreement may be terminated prior to Completion as follows:

(a)	if any one or more of the conditions set forth in Section 3.1 to the obligation of the Investor to complete has not been fulfilled on or prior to the Founder Closing Date, the Investor shall have the right to terminate this Agreement with respect to its purchase of the Bond;

(b)	if any one or more of the conditions set forth in Section 3.2 to the obligation of the Issuer to complete has not been fulfilled on or prior to the Founder Closing Date, the Issuer shall have the right to terminate this Agreement with respect to its issuance of the Bond;

(c)	if any Issuer Group Member has breached any of the Issuer Group Warranties or any covenant or agreement contained in this Agreement, which breach cannot be cured or, if it is capable of being cured, is not cured within ten (10) days after the breach, any Investor Member shall have the right to terminate this Agreement;

(d)	if the Investor has breached any of the Investor Warranties, or any Investor Group Member has breached any covenant or agreement contained in this Agreement, which breach cannot be cured or, if capable of being cured, is not cured within ten (10) days after the breach, any Issuer Group Member shall have the right to terminate this Agreement; or

(e)	if Completion does not occur within ninety (90) Business Days after the date of this Agreement, any Party may, at its sole discretion, give written notice to the other Parties to terminate this Agreement;

provided, that any right to terminate this Agreement pursuant to this Section 10.2 shall not be available to (x) any Issuer Group Member if any Obligor is in breach of any of its obligations under any Transaction Document or (y) any Investor Group Member if any Investor Group member is in breach of any of its obligations under any Transaction Document.

10.3	Survival. If this Agreement is terminated in accordance with Section 10.2, it shall become void and of no further force and effect, except for the provisions of Section 6 (Confidentiality), Section 9 (Fees and Expenses), Section 5.6 (Indemnity), this Section 10.3 (Survival), Section 11 (Notices) and Section 13 (Governing Law and Jurisdiction); provided that such termination shall, unless otherwise agreed to by the Parties, be without prejudice to the rights or obligations of any Party in respect of a breach of this Agreement prior to such termination.

SECTION 11

NOTICES

11.1	Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or fax number as set out below (or such other address or fax number as the addressee has by five (5) Business Days’ prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by international commercial overnight delivery service or courier (such as Federal Express or DHL). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third (3rd) Business Day following posting, and if sent by post to another country, on the seventh (7th) Business Day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

11.2	Addresses and Fax Numbers. The initial address and facsimile for each Party for the purposes of this Agreement are:

if to an Investor Group Member:	with a copy to:

c/o KKR Asia Limited Level 56, Cheung Kong Center 2 Queen’s Road Central, Hong Kong Facsimile: (852) 2219-3000 Attention: Julian J. Wolhardt and Lane Zhao	Paul, Weiss, Rifkind, Wharton & Garrison 12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong Facsimile: (852) 2840-4300 Attention: John E. Lange

if to an Issuer Group Member:	with a copy to:

c/o Tarena International, Inc.

Address: Suite 10017, Building E, Zhongkun Plaza, A18 Bei San Huan West Road, Haidian District Beijing 100098, People’s Republic of China

Facsimile: +8610-6211-0873

Attention: Mr. Shaoyun Han

Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong Fax Number: (852) 3910-4863 / (852) 3910-4891

Email: Julie.Gao@skadden.com / Will.Cai@skadden.com

Attention: Julie Z. Gao / Will H. Cai

SECTION 12

MISCELLANEOUS

12.1	No Partnership. The Parties expressly do not intend to form a partnership, either general or limited, under any jurisdiction’s partnership law. The Parties do not intend to be partners to each other, partners as to any third party, or create any fiduciary relationship among themselves, solely by virtue of transactions contemplated hereby or the Investor Group’s status as holder of the Bond or Conversion Share. Each Issuer Group Member further acknowledges that each Investor Group Member is not acting as a financial advisor or fiduciary of any Issuer Group Member or any other Obligor (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and no Issuer Group Member has received any advice given by any Investor Group Member or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby except for the Investor Warranties set forth in Schedule 3 hereto.

12.2	Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each Party. Notwithstanding the forgoing, the Investor Group may terminate or waive any of its rights (or part of it) under this Agreement by delivering written notice to the Issuer Group with immediate effect, and the Issuer Group may terminate or waive any of its rights (or part of it) under this Agreement by delivering written notice to the Investor Group with immediate effect.

12.3	Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

12.4	Entire Agreement. This Agreement (together with the other Transaction Documents and any other documents referred to herein or therein) constitutes the whole agreement among the Parties relating to the subject matter hereof and supersedes any prior agreements or understandings relating to such subject matter.

12.5	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of such provisions of this Agreement as remain not so deleted.

12.6	Counterparts. This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

12.7	Transfer; Assignment.

(a)	No Issuer Group Member shall assign this Agreement or any of its rights or duties hereunder to any Person without the prior written consent of the Investor.

(b)	Subject to Section 7.5(b), each Investor Group Member may assign this Agreement or any of its rights or obligations hereunder to any Person, provided that such Investor Group Member undertakes to promptly notify the Issuer Group in writing of any such assignment.

12.8	Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Parties may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

12.9	Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party shall be entitled to specific performance under the Transaction Documents. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by a Party by reason of any breach of obligations hereunder by any other Party, and each Party hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 13

GOVERNING LAW AND JURISDICTION

13.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its conflicts of law principles.

13.2	Dispute Resolution. Each Party submits to the non-exclusive jurisdiction of the courts of Hong Kong in any suit or proceeding arising out of or relating to this Agreement

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

Moocon Education Limited

By:	/s/ Shaoyun Han
Name: Shaoyun Han
Title: Director

HAN Shaoyun

/s/ Shaoyun Han

Talent Wise Investment Limited

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

Talent Fortune Investment Limited

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

Signature page to Convertible Bond Purchase Agreement

SCHEDULE 1

PARTICULARS OF THE ISSUER

Issuer

Registered Company Name:	Moocon Education Limited

Registered Address:	the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, PO Box 146, Road Town, Tortola, the British Virgin Islands

Registration Number:	***

Place of Incorporation:	British Virgin Islands

Director(s):	HAN Shaoyun

Authorized Share Capital:	1,000,000,000

Issued Share Capital:	1

Financial Year End:	31 December

Shareholder (and percentage of shareholding):	HAN Shaoyun (100%)

Subsidiary:	None

1-1

SCHEDULE 2

ISSUER GROUP WARRANTIES

Definitions

In this Schedule, capitalized terms not otherwise defined have the meanings set forth in this Agreement, and the following terms have the meanings specified:

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including rights in respect of Contracts, all intellectual property, equipment, any share or equity ownership.

“Contracts” means all contracts, agreements, licenses, engagements, leases, financial instruments, purchase orders, commitments and other contractual arrangements, that are currently subsisting and not terminated or completed.

“Litigation” has the meaning set forth in Clause 10 of this Schedule 2.

Warranties

1.	CORPORATE MATTERS

(a)	Organization, Good Standing and Qualification. The Issuer has been duly incorporated and organized and is validly existing (i) in good standing and (ii) in compliance with all registration and approval requirements in all material respects. Each Issuer Group Member has the power and authority to own and operate its Assets and properties and to carry on its business as currently conducted.

(b)	Charter Documents. The copies of the memorandum and articles of association of the Issuer are effective, have not been superseded and are true, correct and complete. All legal and procedural requirements concerning the adoption of such charter documents have been duly and properly complied with in all respects.

(c)	Capitalization and Other Particulars. The particulars of the Issuer’s share capital set forth in Schedule 1 are a true, complete and correct description of the share capital of the Issuer on the date hereof and on the Completion Date. The Issuer is not in violation of any term of or in default under its certificate or articles of incorporation, memorandum and articles of association, by-laws, or their organizational charter or other constitutional documents, respectively.

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(d)	Options, Warrants. Except for the Bond and Conversion Shares, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the subscription or purchase of any Equity Securities of the Issuer. No shares of the Issuer, or shares issuable upon exercise of the Bond, are subject to Encumbrances, preemptive rights, rights of first refusal or other rights to subscribe for or purchase such shares, pursuant to any agreement or commitment (except for this Agreement). The issuance and sale of the Bond and Conversion Shares shall not result in a right of any Person to exercise any preemptive rights, rights of first refusals or other rights, or to adjust the exercise, conversion, exchange or reset price under any of such securities, except as contemplated by this Agreement. The issuance and sale of the Bond or Conversion Shares shall not obligate the Issuer to issue Shares or equivalents thereof or other securities to any Person (other than the Investor). All issued shares of the Issuer are fully paid and have been issued in compliance with applicable law. Except for the Transaction Documents, there are no shareholders’ agreements, voting agreements or other similar agreements with respect to the Issuer’s shares to which the Issuer is a party or, to the knowledge of the Issuer, between or among any of the Issuer’s shareholders and other Person.

(e)	Subsidiaries. The Issuer does not hold any Equity Securities of, or any direct or indirect interest of any kind in, any other Person (except for Listco).

(f)	Corporate Records. The registers of shareholders, resolutions and all other documents of the Issuer required to be kept or filed with any relevant Governmental Authority under all applicable law have been properly maintained, filed or submitted for filing in accordance with applicable law.

(g)	No Immunity. No property of an Obligor enjoys any right of immunity from set off, suit or execution with respect to such Obligor’s obligations under any Transaction Document.

2.	AUTHORIZATION AND VALIDITY OF TRANSACTIONS

(a)	Authorization. Each Obligor has the power and authority to execute, deliver and perform the Transaction Documents which it has signed as a party and, if such party is not a natural Person, such party is duly incorporated or organized and existing under the laws of the jurisdiction of its incorporation or organization. All actions on the part of the Issuer necessary for the authorization, allotment, issuance and delivery of the Bond and Conversion Shares have been taken or shall be taken prior to the Completion (in case of the Bond) or shall be taken on or prior to conversion (in case of the Conversion Shares).

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(b)	Valid Issuance of Bond and Conversion Shares. The Bond, at the time of issuance, will be duly authorized and validly issued and free of restrictions on transfer other than restrictions on transfer described in Exhibit A and any applicable securities or corporate laws. The Conversion Shares when issued and paid for as provided upon conversion of the Bond shall be duly authorized and validly issued, fully paid and are and shall be free of restrictions on transfer other than restrictions on transfer described in Exhibit A and any applicable securities or corporate laws. Upon conversion of the Bond, the Conversion Shares shall be equal to not less than 99.9999% of entire issued share capital of the Issuer. As of Completion, a number of Shares shall have been duly authorized and reserved for issuance exceeds one hundred fifty percent (150%) of the number of Shares issuable upon conversion of the Bond (assuming for purposes hereof, that the Bond is convertible at the price set forth in the Exhibit A and without taking into account any limitations on the conversion of the Bond set forth in Exhibit A).

(c)	Enforceability. The Transaction Documents to which an Obligor is a party, when executed by such Obligor (and assuming the due authorization, execution and delivery by all other parties to such Transaction Documents), shall be valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, except where such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general principles of equity.

(d)	Valid Security. Each Share Charge Agreement, once entered into by all parties thereto and duly registered and filed, will create the security interest which it purports to create with the ranking and priority it is expressed to have, and such security interests are valid and effective. All necessary registration or filings in respect of the Share Charge Agreements will be obtained in accordance with their terms.

(e)	Consents and Approvals. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Authority or any other competent corporate authority required in connection with the execution, delivery and performance by an Obligor of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby have been obtained or will be obtained prior to or promptly after Completion.

(f)	No Breach. The execution and delivery by each Obligor of each of the Transaction Documents to which it is a party and the implementation and performance by the foregoing entities of all the transactions contemplated under such Transaction Documents do not and shall not:

(i)	breach or constitute a default under any charter document of such entity or of the memorandum of association, articles of association, by-laws or other constitutional document of such Obligor, as applicable;

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(ii)	result in a material breach of, or constitute a default under, or give rise to any right to any Person to declare a default under, any contract to which such entity or individual is a party or by which such entity or individual or its/his property or Assets is bound or result in the acceleration of any obligation of such entity or individual (whether to make payment or otherwise) to any Person; or

(iii)	result in a violation or breach of or default under any law.

(g)	Private Offering. No registration of the Bond, pursuant to the provisions of the United States Securities Act of 1933, as amended (the “Securities Act”) or any state securities or “blue sky” laws, will be required by the issuance of the Bond in accordance with this Agreement. The Issuer agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Bond or any other securities of the Issuer so as to require the registration of the Bond pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws.

3.	LEGAL COMPLIANCE

(a)	No Violation of Law. The Issuer has at all times carried on its business in compliance with all applicable laws, regulations and governmental guidance in all material respects. The Issuer has not committed any criminal offence or any breach of the requirements or conditions of any statute, treaty, regulation, by-law or other obligation relating to it or the carrying on of its business.

(b)	Permits and Registrations. The Issuer has all permits and has completed all material government registrations, licenses and consents necessary for the conduct of its business as currently conducted and to own or use its assets. The Issuer is not in breach of or default under any such Permit, and there is no reason to believe such Permit shall be suspended, cancelled or revoked.

(c)	SEC Reports. No SEC Report filed or furnished, at the time they were filed or furnished (and if amended or superseded by a filing, then on the date of such filing and as amended or superseded), containing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)	Interference with Transaction. There is no Governmental Authority and to the knowledge of the Issuer Group, no other Person that has requested any information in connection with or instituted or threatened in writing any legal proceedings, arbitration or administrative proceedings or inquiry, regulatory inquiry against any Obligor to restrain, prohibit or otherwise challenge the issuance of the Bond or the Conversion Shares or any of the transactions contemplated under the Transaction Documents.

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(e)	Ownership. The Issuer does not hold any equity interests in any Person, except for the shares in Listco to be purchased in accordance with the Share Purchase Agreements.

(f)	Ethic. None of the Issuer Group and any of its representatives has violated the U.S. Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010 (and, in relation to conduct prior to 1 July 2011, the Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906 (together with the Bribery Act 2010, the “UK Corruption Laws”)) or any other anti-bribery or anti-corruption laws applicable to the Company or any Company Affiliate (collectively, “Anti-Corruption Laws”). For these purposes, the offences created by the FCPA and the UK Corruption Laws shall be deemed to apply to the Issuer Group and its representatives in respect of acts or omissions by them which may directly or indirectly affect the Issuer, irrespective of the jurisdictional scope of those offences.

4.	ASSETS

No Other Assets. Except for the shares in Listco to be purchased in accordance with the Share Purchase Agreements, the Issuer does not own any Assets (other than funds for paying reasonable and customary corporate agent fee and government charge incurred solely for the purpose of maintaining the Issuer’s corporate existence and good standing).

5.	CONTRACTS AND TRANSACTIONS

No Other Contract or Transaction. Except for the Transaction Documents and the transactions contemplated thereunder and matters in respect of maintenance of the Issuer’s corporate existence and good standing, the Issuer has not entered into any Contract or any transaction.

6.	FINANCIAL MATTERS

(a)	No Financial Obligations. Except for the transactions contemplated under the Transaction Documents, there are at the date hereof:-

(i)	no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of the Issuer;

(ii)	no mortgages, charges, liens or other Encumbrances on the assets of the Issuer or any part thereof;

(iii)	no outstanding loan capital or other loans to the Issuer; and

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(iv)	no Indebtedness incurred by the Issuer (other than any reasonable and customary corporate agent fee and government charge that (x) are incurred solely for the purpose of maintaining the corporate existence and good standing of the Issuer and (y) if the Bond is converted, will be reimbursed by the Founder on or prior to conversion of the Bond).

(v)	Books and Financial Records. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the Issuer have been fully properly and accurately kept and completed in all material respects; there are no inaccuracies or discrepancies of any kind contained or reflected therein.

7.	TAX, RECORDS AND RETURNS

(a)	Compliance with Laws. The Issuer is not or has not at any time been in violation of any applicable law or regulation regarding Tax which may result in any liability or criminal or administrative sanction or otherwise have a material adverse effect on it.

(b)	Tax Returns and Payments. The Issuer has duly and timely filed all Tax Returns as required by law, and such Tax Returns are true and correct as of the time of filing. The Issuer has paid all Taxes when due and is not liable to pay any fine, penalty, surcharge or interest in relation to Tax.

8.	BUSINESS

(a)	No Other Business. Except for the transactions contemplated under the Transaction Documents, the Issuer does not have any other business.

(b)	No Material Adverse Effect. To the best knowledge of the Issuer, there is no existing fact or circumstance that may have a material adverse effect on the ability of the Issuer to conduct its business.

9.	EMPLOYEES

No Employee. The Issuer has not employed any employees since its incorporation, except for directors, officers and corporate secretaries of the Issuer, if any.

10.	CLAIMS AND PROCEEDINGS

(a)	No Litigation. The Issuer is not engaged in or has not been notified in writing that it is the subject of any litigation, arbitration or administrative or criminal proceedings (collectively, “Litigation”), whether as plaintiff, defendant or otherwise, which may give rise to any claim against it. None of the shareholders or equity interest holders of the Issuer or its directors or officers is engaged in or has been notified that it is the subject of any Litigation, whether as plaintiff, defendant or otherwise, which has had or may have an adverse effect on the Issuer. There is no judgment, decree, or order of any court in effect against the Issuer, and the Issuer is not in default with respect to any order of any Governmental Authority to which it is a party or by which it is bound.

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(b)	No Pending Proceedings. No Litigation is pending or, to the best knowledge of the Issuer, threatened, against the Issuer. To the best knowledge of the Issuer, there are no facts or circumstances likely to give rise to any Litigation against the Issuer or any of its shareholders, directors or officers.

(c)	No Insolvency. No order has been made and no resolution has been passed for the winding up or liquidation or dissolution of the Issuer. No distress, execution or other process has been levied on the whole or a substantial part of the assets of the Issuer. The Issuer is solvent and able to pay its debts as they fall due.

(d)	No Investigation or Inquiry. The Issuer is not the subject of any investigation or inquiry by any Governmental Authority, and to the best knowledge of the Issuer, there are no facts which are likely to give rise to any such investigation or inquiry.

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SCHEDULE 3

INVESTOR WARRANTIES

1.	Each Investor Group Member is an exempted company duly incorporated and organized and validly existing under the laws of the Cayman Islands (i) in good standing and (ii) in compliance with all registration and approval requirements in all material respects. Each investor Group Member has the power and authority to own and operate its Assets and properties and to carry on its business as currently conducted.

2.	Each Investor Group Member has the full power and authority to enter into, execute and deliver the Transaction Documents and to perform the transactions contemplated hereby. The execution and delivery by each Investor Group Member of each of the Transaction Documents to which it is a party and the implementation and performance by such Investor Group Member of the transactions contemplated under such Transaction Documents have been duly authorized by all necessary corporate or other action of such Investor Group Member. Assuming the due authorization, execution and delivery hereof by each Issuer Group Member, the Transaction Documents constitute legal, valid and binding obligation of the Investor Group Members, enforceable against the each Investor Group Member in accordance with the terms of the Transaction Documents, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

3.	The execution, delivery and performance of the Transaction Documents by each Investor Group Member to which it is a party and the implementation and performance by the foregoing entities of all the transactions contemplated under such Transaction Documents do not and shall not:

(a)	breach or constitute a default under any charter document of such entity or of the memorandum of association, articles of association, by-laws or other constitutional document of such Investor Group Member, as applicable;

(b)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a material default under, any agreement to which such Investor Group Member is a party or by which such Investor Group Member is bound;

(c)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, such Investor Group Member or upon its securities, properties or business; or

(d)	result in violation or breach of or default under any law.

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4.	All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Authority or any other competent corporate authority required in connection with the execution, delivery and performance by an Investor Group Member of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby have been obtained or will be obtained prior to or promptly after Completion.

5.	The Investor is acquiring the Bond that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Investor does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Bond in violation of the Securities Act or any other applicable state securities law.

6.	The Investor did not contact the Issuer as a result of any general solicitation.

7.	The Investor acknowledges that the Bond is “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Investor further acknowledges that, absent an effective registration under the Securities Act, the Bond may only be offered, sold or otherwise transferred pursuant to an exemption from registration under the Securities Act.

8.	The Investor has been advised and acknowledges that in issuing the Bond to the Investor pursuant hereto, the Issuer is relying upon the exemption from registration provided by Regulation S under the Securities Act (“Regulation S”). The Investor is acquiring the Bond in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

9.	The Investor understands that the certificate representing its Bond will bear a legend to the following effect:

“THIS BOND AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS BOND AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.”

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SCHEDULE 4

LIST OF COMPETITORS

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SCHEDULE 5

BANK ACCOUNTS

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EXHIBIT A

FORM OF THE BONDS

Moocon Education Limited

CONVERTIBLE BOND

Original Principal Amount: US$20,500,000

[•], 2015 (the “Issuance Date”)

[•], 201[•] (the “Maturity Date”)

FOR VALUE RECEIVED, Moocon Education Limited (the “Issuer”), hereby promises to pay to Talent Wise Investment Limited (the “Holder”, including any permitted transferee) the amount set out above as the original principal amount (as may be amended pursuant to the terms hereof related to redemption, conversion or otherwise, the “Principal”) and interest (“Interest”) on any outstanding Principal at the applicable Interest Rate in accordance with the terms hereof. This convertible Bond (including all notes issued in exchange, transfer or replacement hereof, and as may be amended and restated from time to time, the “Bond”) is issued pursuant to a Convertible Bond Purchase Agreement between the Issuer, the Holder and other parties thereto (the “Purchase Agreement”) dated [•], 2015. Certain capitalized terms used in this Bond are defined in Section 6 hereof.

THIS BOND AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER SECURITIES LAWS. THIS BOND AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

1. RANK

1.1 Rank. All payments due under the Bond shall rank pari passu with any other Indebtedness of the Issuer.

2. MATURITY; REDEMPTION; INTEREST.

2.1 Maturity. On the Maturity Date, the Issuer shall redeem the entire outstanding Bond (to the extent not redeemed or not converted) by paying to the Holder an amount in cash representing all outstanding Principal of such outstanding Bond and accrued and unpaid Interest. The “Maturity Date” shall be the date as indicated above, which is the end of the twenty-sixth (26th) month from the Issuance Date.

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2.2 Redemption. Notwithstanding anything in this Bond to the contrary, but subject to the Holder’s rights upon an Event of Default as set forth in Section 4 hereof, at any time before the tenth (10th) Business Day prior to the Maturity Date, the Issuer may redeem all or any portion of the outstanding Bond from the Holder by paying in cash to the Holder an amount equal to the aggregate of (a) the outstanding Principal of the Bond or the portion of it to be redeemed and (b) the accrued and unpaid Interest accrued thereon. The redemption rights of the Issuer shall be exercised by the delivery of a written notice to the Holder at least five (5) Business Days prior to the proposed redemption date. As soon as possible, and in no event later than two (2) Business Days prior to the proposed redemption date, the Holder shall provide the Issuer with details of the bank account of the Holder for receiving the funds for the redemption. On the proposed redemption date, the Holder shall surrender this Bond at the office of legal counsel to the Issuer for cancellation, against payment by the Issuer of the redemption amount. In the event that less than all of the outstanding Principal of the Bond is redeemed, a new Bond in the form of this Bond representing the unredeemed portion of the Principal shall be issued to the Holder within five (5) Business Days of the cancellation of this Bond.

2.3 Interest. Interest shall accrue on the outstanding Principal at a rate equal to 5% per annum (the “Interest Rate”) from the Issuance Date, payable by the Issuer in cash to the Holder on the date that the Bond on which the Interest has accrued are redeemed or converted in accordance with the terms hereof.

2.4 Payment. No payment to the Holder hereunder shall be avoided or reduced by virtue of any Tax (including any withholding Tax).

3. CONVERSION.

3.1 Conversion. The Holder shall have the right, but not the obligation, at any time after and including the tenth (10th) Business Day prior to the Maturity Date and before and including the Business Day immediately preceding the Maturity Date to (a) convert all of the outstanding Bond into such number of fully paid Shares as is equal to the quotient of (i) the outstanding Principal of the Bond plus (if the Holder, at its sole discretion, elects to covert Interest) any such amount of unpaid Interest accrued thereon as the Holder may elect to convert, divided by (ii) US$0.1 (the “Conversion Price”) and (b) require the Issuer to pay to the Holder the unpaid Interest accrued on the outstanding Principal of the Bond to the extent that such Interest is not converted into Shares in accordance with the preceding sub-clause(a). For the avoidance of doubt, in the event that the Holder elects to exercise its right of conversion pursuant to this Section 3.1, the Holder may only elect to convert the entirety of the outstanding Bond, and the Holder may not elect to convert only a portion of the outstanding Bond.

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3.2 Conversion Procedures.

3.2.1 Subject to Section 3.1, the conversion rights of this Bond shall be exercised by the surrender by the Holder on a Business Day of this Bond at any time during usual business hours at the office of legal counsel to the Issuer, and accompanied by written notice (such notice to be in the form of Exhibit A-1 attached hereto (a “Conversion Notice”)) specifying (a) the Holder elects to convert the Bond and (b) the number of Shares which this Bond shall be converted into. This Bond shall be delivered to the Issuer (together with the Conversion Notice) for cancellation and shall be canceled by it. Notwithstanding anything in this Bond to the contrary, the Holder may only request that the Shares be issued to the Holder upon conversion.

3.2.2 As soon as practicable after the receipt of this Bond, but in no event later than ten (10) Business Days thereafter, the Issuer shall (a) take all actions and execute all documents necessary to effect the issuance and registration in the Issuer’s register of members of such Shares (including giving all necessary instruction to the register of members to effect such issuance and registration) and (b) deliver to the Holder certificate(s) representing the number of fully paid Shares calculated in accordance with Section 3.1 above, as applicable.

3.3 Fractional Shares. If the conversion of this Bond would result in the issuance of any fractional share, the Issuer shall round up or down the fractional share to the nearest whole share (with 0.5 share rounded down).

3.4 Replacement of Bond. Upon any loss, theft, destruction or mutilation of this and

3.4.1 in the case of loss, theft or destruction, of indemnity from the Holder reasonably satisfactory to the Issuer, or

3.4.2 in the case of mutilation, upon surrender and cancellation thereof,

the Issuer shall within five (5) Business Days execute and deliver to the Holder, in lieu thereof, a new Bond, dated and bearing interest from the date hereof, and the Holder shall reimburse the Issuer for its reasonable expenses incurred in preparing and delivering such replacement Bond.

3.5 Termination of Rights. All rights and obligations under the Bond, including but not limited to the obligations of the Issuer under Section 2.1 of this Bond, shall immediately terminate upon the earlier of when (a) the entire Principal of the Bond, the Interest accrued thereon and any other amounts payable in relation to the Bond have been paid to the Holder, or (b) the Bond is converted pursuant to Section 3.1 above.

3.6 Availability of Shares. The Issuer covenants that it will at all times reserve and maintain authority to issue, solely for the purpose of issue or delivery upon any conversion herein provided, the maximum number of Shares issuable upon conversion of this Bond. The Issuer covenants that all Shares, when issued or delivered pursuant to Section 3.2, be duly and validly issued and fully paid, free and clear of all Encumbrances.

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4. RIGHTS UPON EVENT OF DEFAULT.

4.1 Event of Default. Each of the following events shall constitute an “Event of Default”:

4.1.1 the Issuer fails to pay to the Holder any amount of the Principal or Interest when and as due under this Bond;

4.1.2 the Issuer fails to convert the Bond in accordance with Section 3.2.2;

4.1.3 other than Sections 4.1.1 and 4.1.2, the Issuer breaches any obligation, undertaking, covenant or any other term or condition under this Bond in any material respect and if such breach is capable of remedy, fails to remedy within ten (10) Business Days after its breach;

4.1.4 an Obligor breaches any representation, warranty, obligation, undertaking, covenant or any other term or condition under a Transaction Document in any material respect and if such breach is capable of remedy in accordance with the terms of the Transaction Document, fails to remedy its breach in accordance with the terms of the Transaction Document within ten (10) Business Days after such breach or such longer grace period as may be allowed under the relevant Transaction Document;

4.1.5 (a) an Obligor or a significant member of the Listco Group is or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness, (b) the value of the assets of any Obligor or a significant member of the Listco Group is less than its liabilities (as determined in accordance with applicable generally accepted accounting standards) or (c) a moratorium is declared in respect of any indebtedness of any Obligor or any significant member of the Listco Group;

4.1.6 any obligation of an Obligor under any Transaction Document is not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Issuer;

4.1.7 (a) delisting of the American depositary shares of Listco from NASDAQ or (b) suspension from trading of the American depositary shares of Listco on NASDAQ for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period, except where such suspension is due to a technological problem with NASDAQ; or

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4.1.8 any corporate action, legal proceedings or other procedure or step is taken in relation to suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration, provisional supervision, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of an Obligor, a significant member of the Listco Group or any of its assets.

Notwithstanding anything in this Bond to the contrary, none of the events described in Section 4.1.7 or Section 4.1.8 shall constitute an Event of Default if such event is a result of the effort by Listco to list its shares or its subsidiary’s shares in a stock exchange located in the People’s Republic of China for which the Investor’s prior approval has been obtained pursuant to Section 7.3(d) of the Purchase Agreement.

4.2 Remedies. Upon the Issuer becoming aware of the occurrence of an Event of Default, the Issuer shall promptly deliver a written notice thereof to the Holder (an “Event of Default Notice”). At any time after the earlier of (a) the Holder’s receipt of an Event of Default Notice and (b) the Holder becoming aware of an Event of Default, the Holder shall have the right to either:

4.2.1 require the Issuer to immediately redeem all or any portion of the Bond at a price equal to (a) the Principal amount of the Bond or the portion of it to be redeemed and (b) the accrued and unpaid Interest accrued thereon; or

4.2.2(a) convert all (but not a portion) of the Bond into such number of fully paid Shares as is equal to the quotient of (i) the principal amount of all of the Bond, divided by (ii) the Conversion Price and (b) require the Issuer pay the accrued and unpaid Interest accrued thereon to the Holder.

5. REGISTRATION, TRANSFER AND ASSIGNMENT OF BOND.

5.1 Register. The Issuer shall keep at its principal office a register in which the Issuer shall provide for the registration and transfer of this Bond, in which the Issuer shall record the name and address of the Holder and the name and address of each permitted transferee and prior owner of this Bond. The Holder shall notify the Issuer of any change of name or address and promptly after receiving such notification the Issuer shall record such information in such register.

5.2 Transfer. Subject to applicable law and transfer restrictions provided in the Transaction Documents, this Bond and all rights hereunder may be transferred by the Holder, and the Issuer shall use its commercially reasonable efforts to assist the Holder in consummating any such transfer. A transfer of this Bond may be effected by a surrender hereof to the Issuer and the issuance by the Issuer of a new Bond or Bond in replacement thereof, which shall be registered by the Issuer in accordance with terms hereof.

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5.3 Assignment. Subject to the restrictions on transfer described in Section 5.2 above, the rights and obligations of the Issuer and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. The Issuer shall not be permitted to assign this Bond without the prior written consent of the Holders.

6. DEFINITIONS. Capitalized terms used but not defined in this Bond shall have the meanings assigned to them in the Purchase Agreement.

7. GOVERNING LAW; JURISDICTION; DISPUTE RESOLUTION.

7.1 Governing Law. This Bond shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to its conflicts of law principles.

7.2 Dispute Resolution. The Issuer and the Holder submit to the non-exclusive jurisdiction of the courts of Hong Kong in any suit or proceeding arising out of or relating to this Agreement.

8. MISCELLANEOUS.

8.1 Limited Recourse. Notwithstanding anything in this Bond to the contrary, Section 5.7 of the Purchase Agreement shall apply in respect of any claim by the Holder against the Issuer Group.

8.2 Notices. Any notice or communication provided for by this Bond shall be in writing in English and shall be delivered or sent in accordance with Section 11 (Notices) of the Purchase Agreement.

8.3 Wavier. No omission or delay by the Holder or the Issuer in exercising any right under this Bond shall operate as a waiver, and the single or partial exercise of any such right or rights shall not preclude any other further exercise of such right or rights.

8.4 Amendment. This Bond may not be amended or modified except by a written agreement executed by the Issuer and the Holder.

8.5 Language. This Bond is drawn up in the English language.

8.6 Severability. Any provision of this Bond that is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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8.7 Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Bond. Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

[The remainder of this page intentionally left blank]

19

IN WITNESS WHEREOF, the Issuer has caused this Bond to be issued on the date first above written.

MOOCON EDUCATION LIMITED

By:
Name:
Title:

AGREED AND ACCEPTED BY
TALENT WISE INVESTMENT LIMITED

Name:
Title: Director

Signature page to the Convertible Bond

EXHIBIT A-1

FORM OF CONVERSION NOTICE

[date]

To:	Moocon Education Limited (the “Issuer”)

the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, PO Box 146, Road Town, Tortola, British Virgin Islands

Re:    Conversion Notice in relation to the Convertible Bond (the “Bond”), dated as of             , 2015 with an aggregate outstanding principal amount of US$20,500,000. Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Bond.

Dear Sirs:

We, holder of Bond, hereby deliver this Conversion Notice pursuant to Section 3.2.1 of the Bond and hereby notify the Issuer of the exercise of the conversion right set forth in Section 3.1 of the Bond to convert all of the outstanding principal amount of the Bond at the Conversion Price.

Aggregate outstanding Principal Amount to be converted: US$ [             ]

Total Shares to be issued upon conversion: [             ] Shares

Please kindly issue to us such number of Shares issuable upon conversion of the Bond in accordance with this Conversion Notice and with the provisions of Section 3.1 of the Bond to the following entity:

Name: Talent Wise Investment Limited

Address: [       ]

Number of Shares to be issued: [       ]

Very truly yours,

[Name of the Holder]

By:
Name:
Title:

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

FORM OF SHARE CHARGE AGREEMENTS(LISTCO)

CONVERTIBLE BOND PURCHASE AGREEMENT

among

Moocon Education Limited

HAN Shaoyun

(as Issuer Group)

and

Talent Wise Investment Limited

Talent Fortune Investment Limited

(as Investor Group)

Dated July 14, 2015

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

TABLE OF CONTENTS

		Page
SECTION 1 INTERPRETATION		1

SECTION 2 SALE AND PURCHASE OF THE BONDS		7

SECTION 3 CONDITIONS PRECEDENT TO COMPLETION		8

SECTION 4 COMPLETION ACTIONS		10

SECTION 5 REPRESENTATIONS, WARRANTIES AND INDEMNITY		11

SECTION 6 CONFIDENTIALITY		12

SECTION 7 COVENANTS AND UNDERTAKINGS		13

SECTION 8 SECURITIES		20

SECTION 9 FEES AND EXPENSES		21

SECTION 10 TERMINATION		21

SECTION 11 NOTICES		22

SECTION 12 MISCELLANEOUS		23

SECTION 13 GOVERNING LAW AND JURISDICTION		25

SCHEDULES

SCHEDULE 1	PARTICULARS OF THE ISSUER

SCHEDULE 2	ISSUER GROUP WARRANTIES

SCHEDULE 3	INVESTOR WARRANTIES

SCHEDULE 4	LIST OF COMPETITORS

SCHEDULE 5	BANK ACCOUNTS

EXHIBITS

EXHIBIT A	FORM OF THE BONDS

EXHIBIT A-1	FORM OF CONVERSION NOTICE

EXHIBIT B	FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C	FORM OF SHARE CHARGE AGREEMENTS(LISTCO)